EXHIBIT 4.12



                 AMENDMENT NO. 8 TO ORIGINAL LOAN AGREEMENT AND
                   AMENDMENT TO SECOND AMENDED PROMISSORY NOTE


    This Amendment No. 8 to Original Loan Agreement (this "AMENDMENT") is entered into as of February 11, 2002 between Valence Technology, Inc. (previously Ultracell, Inc.), a Delaware corporation ("BORROWER"), and Berg & Berg Enterprises, LLC ("LENDER").

    A. Borrower is indebted to Lender pursuant to, among other documents, a Loan Agreement, dated as of July 17, 1990 (the "ORIGINAL LOAN AGREEMENT"), between Borrower and Baccarat Electronics, Inc. (the "ORIGINAL LENDER") and amended as of March 15, 1991, as of March 24, 1992, as of August 17, 1992, as of September 19, 1997, as of July 17, 1998, as of November 27, 2000 and as of October 10, 2001 (the Loan Agreement and the amendments set forth in this sentence are referred to collectively herein as the "ORIGINAL LOAN AGREEMENTS"), pursuant to which the Original Lender agreed to provide a revolving line of credit to Borrower in an aggregate principal sum of $15,000,000. Original Lender previously assigned all of its rights, duties and obligations under the Original Loan Agreements and related agreements to Lender.

    B. Pursuant to a Second Amended Promissory Note dated November 27, 2000 (the "NOTE"), the loans made pursuant to the Original Loan Agreement are due and payable in full, and the terms of the Loans expire, on August 30, 2002.

    C. Borrower and Lender subsequently entered into that certain Loan Agreement, dated October 5, 2001 ("NEW LOAN AGREEMENT"), whereby Lender agreed to make advances of immediately available funds to Borrower up to an aggregate principal amount of Twenty Million Dollars ($20,000,000) from time to time, on the terms and conditions set forth therein.

    D. Borrower and Lender now desire to amend the Original Loan Agreement to conform the maturity date of the loans made to Borrower pursuant to the Original Loan Agreement and Note to the maturity date of the loans made to Borrower pursuant to the New Loan Agreement.

    NOW THEREFORE, in consideration of the promises and mutual agreements contained herein and in the New Loan Agreement, the parties agree as follows:

    1. AMENDMENT. The maturity date of the principal amount owing under the loans made to Borrower pursuant to the Original Loan Agreement and the Note is hereby extended to September 30, 2005. All other terms and conditions of the Original Loan Agreement and the Note remain in full force and effect.

    2. INTEGRATION. This Amendment, the Original Loan Agreement and related agreements constitute the entire agreement and understanding among the parties relating to the subject matter hereof, and supersede all prior and contemporaneous proposals, negotiations, agreements and understandings relating to the subject matter. No modification, rescission, waiver, release or amendment of any provision of this Amendment shall be made, except by a written agreement signed by Lender and Borrower.

    By signing below, Borrower and Lender understand and agree to the terms of this Amendment. This Amendment No. 8 to the Original Loan Agreement and the Note is executed as of the date first written above.



BORROWER:                                     LENDER:
VALENCE TECHNOLOGY, INC.,                     BERG & BERG ENTERPRISES, LLC
a Delaware corporation


By: /S/ STEPHAN B. GODEVAIS                   By: /S/ CARL E. BERG
   --------------------------------------        ------------------------------
   Stephan B. Godevais, CEO and President        Carl E. Berg, Manager


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